Exhibit 99.2

Carlisle Companies Incorporated 13925 Ballantyne Corporate Place, Suite 400 Charlotte, North Carolina 28277 (704) 501-1100 • FAX (704) 501-1190

Richmond D. McKinnish
President and Chief Executive Officer

May 31, 2006

Dear Shareholder:

Carlisle recently announced that its Board of Directors approved an amendment to the Shareholders’ Rights Agreement, adopted on February 8, 1989 and previously amended on August 7, 1996. Under the Rights Agreement, each shareholder received one Preferred Stock Purchase Right for each share of common stock owned. Each Right initially entitled the holder to buy one one-thousandth of a share of Carlisle’s Series A Preferred Stock at a purchase price of $160. As a result of the two-for-one stock splits in June 1993 and January 1997 and the August 7, 1996 amendment, each share of common stock is currently associated with one-quarter of a Right entitling the holder to buy one four-thousandth of a share of Series A Preferred Stock at a purchase price of $105. The Rights are exercisable only upon the occurrence of certain triggering events. The Rights are currently scheduled to expire on August 6, 2006.

The amendment resets the purchase price to account for the increase in the price of the common stock since the adoption of the prior amendment to the Rights Agreement. The revised purchase price is $400 for one four-thousandth of a share of Preferred Stock ($1,600 for one one-thousandth of a share of Preferred Stock). The amendment also extends the term of the Rights until May 25, 2016 and effects certain technical changes to the Rights Agreement. The amendment was not adopted in response to any current effort to acquire Carlisle and neither the Board nor management is aware of any effort to acquire Carlisle.

The Rights Agreement, as amended, continues to protect your interests in the event you and Carlisle are confronted with coercive or unfair takeover tactics. The amended Rights Agreement contains provisions to protect you in the event of an unsolicited offer to acquire Carlisle, including an offer that does not treat all shareholders equally, the acquisition in the open market of shares constituting control without offering fair value to all shareholders or other tactics which would impair the Board’s ability to effectively represent your interest. It will not prevent a prospective offeror from making a full and fair offer, or from negotiating with the Board, and will not affect a merger transaction that the Board approves as fair and believes constitutes full value for the shareholders.

Management and the Board are committed to serving the best interests of the shareholders and believe that the Rights Agreement, as amended, will continue to protect the value of your Carlisle investment.

Richmond D. McKinnish
President and Chief Executive Officer